AMENDMENT NO. 1 TO PARTICIPATION AGREEMENT

This Amendment No. 1 (the “Amendment”), dated as of August 17, 2023, amends the Participation Agreement between Thrivent Financial for Lutherans (including its insurance separate accounts, “Thrivent”) and LB Series Fund, Inc. (currently Thrivent Series Fund, Inc., “TSF”) dated as of December 15, 2003 (the “Agreement”). Thrivent and TSF hereby agree to amend the Agreement as follows:

1. In Section 3.B of the Agreement, the parenthetical below is deleted.

(such printing and distribution to be the FUND’s expense, as provided in Section 5.1)

2. Section 5 of the Agreement is deleted in its entirety and replaced with the following.

A. The FUND will pay all expenses incident to the FUND’s performance under this Agreement, including the following: (i) interest and taxes (ii) brokerage commissions; (iii) insurance premiums; (iv) compensation and expenses for those Directors who are not “interested” persons under Section 2(a)(19) of the Act; (v) independent legal and audit expenses; (vi) fees and expenses of the FUND’s custodian, shareholder servicing or transfer agent and accounting services agent; (vii) expenses incident to the issuance of its shares, or reinvestment of dividends; (viii) fees and expenses incident to the registration under Federal or state securities laws of the FUND or its shares; (ix) FUND or portfolio organizational expenses; (x) FUND expenses of preparing, printing and mailing reports and notices, proxy material and prospectuses to shareholders of the FUND; (xi) all other expenses incidental to holding meetings of the FUND’s shareholders; (xii) dues or assessments of or contributions to the Investment Company Institute or any successor or other industry association; (xiii) such non-recurring expenses as may arise, including litigation affecting the FUND and the legal obligations which the FUND may have to indemnify its officers and Directors with respect thereto; (xiv) cost of daily valuation of each of the Portfolio’s securities and net asset value per share; and (xv) expenses of printing and distributing to Contract owners the FUND proxy materials, proxy cards and voting instruction forms, tabulating the results of proxy solicitations to its Contract owners, printing and distributing to its Contract owners the FUND prospectus, SAI, supplement, proxy material, report to shareholders, and other communication to shareholders.

B. THRIVENT FINANCIAL will pay all expenses incident to THRIVENT FINANCIAL’s performance under this Agreement. In addition, THRIVENT FINANCIAL will bear any expenses associated with administration of its Contracts not specifically assumed by the FUND.

THRIVENT FINANCIAL FOR LUTHERANS		THRIVENT SERIES FUND, INC.

By:	/s/ David S. Royal	By:	/s/ Michael W. Kremenak
	David S. Royal		Michael W. Kremenak
	Chief Financial and Investment Officer		President